Exhibit 99

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of such a statement on Schedule 13G with respect to the common stock beneficially owned by each of them of Ignyta, Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of the 12th day of February, 2015.

CITY HILL VENTURES, LLC

By:	/s/ Jonathan E. Lim
Name:	Jonathan E. Lim
Title:	Manager

CITY HILL VENTURE PARTNERS I, LLC
By: City Hill Ventures, LLC, its sole manager

By:	/s/ Jonathan E. Lim
Name:	Jonathan E. Lim
Title:	Manager

JONATHAN E. LIM

/s/ Jonathan E. Lim